EXHIBIT 12.1

                                   Enzon, Inc.
                       Ratio of Earnings to Fixed Charges
                                 (in thousands)

                                                              Years ended June 30,
                                            2002         2001         2000          1999          1998
                                          -------------------------------------------------------------
Net Income (Loss)                         $45,806      $11,525      ($6,306)      ($4,919)      ($3,617)
Add:
   Fixed Charges                           20,109          557          352           468           597
Less:
   Capitalized interest                        --           --           --            --            --
                                          -------------------------------------------------------------
Net Income (Loss)
   as adjusted                            $65,915      $12,082      ($5,954)      ($4,451)      ($3,020)
                                          =============================================================

Fixed charges:
   Interest (gross)                       $19,829      $   275      $     4       $     8       $    14
   Portion of rent representative of
     the interest factor                      280          282          348           460           583
                                          -------------------------------------------------------------
Fixed charges                             $20,109      $   557      $   352       $   468       $   597
                                          -------------------------------------------------------------
Deficiency of earnings available
     to cover fixed charges                   N/A          N/A      ($6,306)      ($4,919)      ($3,617)
                                          =============================================================

Ratio of earnings to fixed charges            3:1         22:1          N/A           N/A           N/A


                                     E-155